EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

SMTP, Inc.

We consent to the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of SMTP, Inc. for the registration of $50,000,000 Shares of Common Stock / Preferred Stock / Warrants / Units of our report dated March 31, 2014, relating to our audits of the financial statements of SMTP, Inc. as of and for the years ended December 31, 2013 and 2012, which appears in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.

/s/ McConnell & Jones LLP

Houston, Texas

January 2, 2015